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                                                              EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-33401 of Emerging Communications, Inc. on Form S-4 of our reports on Atlantic Tele-Network, Inc., Atlantic Tele-Network Co. and New ATN all dated March 25, 1997 appearing in the Prospectus, which is part of this Registration Statement, and of our reports dated March 25, 1997 related to the financial statement schedules of Atlantic Tele-Network, Inc. and the financial statement schedules of Atlantic Tele-Network Co. appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

Omaha, Nebraska

November 18, 1997